Business Wire Press Release Date: August 5, 2025 Atkore Inc. Announces CEO’s Decision to Retire Bill Waltz to retire as President and CEO and to step down from the Board following the appointment of successor Board of Directors Initiates CEO Search Process HARVEY, IL – August 5, 2025 (BUSINESS WIRE) – Atkore Inc. (“Atkore”) (NYS: ATKR) today announced that William (Bill) Waltz, Chief Executive Officer and President, has informed the Atkore Board of Directors of his decision to retire from the Company. Mr. Waltz plans to serve in his roles until a successor is appointed. The Atkore Board is engaged in its succession plan process to identify the Company’s next CEO. On his upcoming retirement, Mr. Waltz said, “I have been part of Atkore’s leadership team for 12 years, including seven as CEO. Leading Atkore truly has been the honor and privilege of my 40-year business career. I’m proud of our company’s achievements to date, including expanding our capabilities to capture opportunities from global megatrends and instilling a culture of discipline and excellence by leveraging the Atkore Business System. Atkore has a strong foundation in place in large part due to our dedicated and talented employees. I am committed to continuing to execute our strategy and drive improved performance for the benefit of all our stakeholders. While I’m not going anywhere just yet, I look forward to spending more time with my family upon my retirement.” “On behalf of the Board, I want to thank Bill for his tireless energy, hard work and accomplishments over his tenure with the Company and as CEO,” said Michael Schrock, Chairman of Atkore’s Board of Directors. “Under his leadership, Atkore has built a diverse portfolio of products and solutions to meet increased demands for electrification and digitization, all while delivering value to our employees, customers and shareholders. His conviction to Atkore’s mission of ‘being the customer’s first choice’ is equally shared among the rest of the Atkore executive team, and together, they will continue to drive the business forward and facilitate a smooth transition to a new CEO.” In a separate press release issued today, Atkore announced financial results for the third quarter of fiscal year 2025. The Company will hold a conference call and live webcast to discuss these results at 8:00 a.m. Eastern Time on August 5, 2025. About Atkore Inc. Atkore is a leading manufacturer of electrical products for commercial, industrial, data center, telecommunications, and solar applications. With 5,600 employees and $3.2B in sales in fiscal year 2024, we deliver sustainable solutions to meet the growing demands of electrification and digital transformation. To learn more, please visit www.atkore.com.

Media Contact: Lisa Winter Vice President - Communications 708-225-2453 AtkoreCommunications@atkore.com Investor Contact: Matthew Kline Vice President - Treasury & Investor Relations 708-225-2116 Investors@atkore.com